Exhibit 6.16

TriplePulse, Inc.

WRITTEN CONSENT IN LIEU OF

MEETING OF THE STOCKHOLDERS

The undersigned, being the majority of the stockholders of TriplePulse, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), pursuant to Section 228 of The General Corporation Law of Delaware, agrees to the adoption of the following resolutions with the same force and effect as if such resolutions had been adopted at a duly convened annual meeting of the Stockholder of the Corporation.

Ratification of Defective Corporate Acts

RESOLVED, that the undersigned hereby consents to the ratification of the defective acts set forth in the Unanimous Written Consent in Lieu of Meeting of the Board of Directors effective January 24, 2020, attached hereto as Exhibit A, to effect the Stock Split (as defined in the foregoing resolution), which shall be deemed to be effective as of September 11, 2019 at 5:00 pm Pacific Standard Time.

FURTHER RESOLVED, that the undersigned approves an amendment to the Certificate of Incorporation such that the total number of shares of all classes of stock which the Corporation shall have authority to issue is (a) 100,000,000 shares of Common Stock,$0.0001 par value per share (“Common Stock”), and (b) 110,416 shares of Preferred Stock,$0.0001 par value per share (“Preferred Stock”).

FURTHER RESOLVED, that this Written Consent may be executed and may be transmitted to the Corporation electronically, in which event the electronic signature shall have the same effect as an original signature; and

FURTHER RESOLVED, that the Secretary of the Corporation is hereby authorized and empowered to certify to the passage of the foregoing resolutions under the seal of this Corporation or otherwise.

Shareholder Notification

The undersigned is hereby notified that any claim that the defective corporate act or putative stock ratified hereunder is void or voidable due to the failure of authorization, or that the Court of Chancery should declare in its discretion that a ratification in accordance with Section 204 of the Delaware General Corporation Law not be effective or be effective only on certain conditions must be brought within 120 days from the applicable validation effective time.

IN WITNESS WHEREOF, the undersigned has executed this Written Consent effective as of the date set forth opposite their signature.

INDIVIDUAL SHAREHOLDER:

Date:	/s/ Christopher Thompson
Name: Christopher Thompson

ENTITY SHAREHOLDER:

TriplePulse, Inc.

Date:	By:	/s/ Christopher Thompson
Name: Christopher Thompson
Title: CEO

Signature Page to Written Consent of Shareholders

EXHIBIT A TO SHAREHOLDER CONSENT

UNANIMOUS WRITTEN CONSENT

IN LIEU OF MEETING OF THE BOARD OF DIRECTORS

Signature Page to Written Consent of Shareholders